Exhibit 10.5

PARENT GUARANTY

Aventine Renewable Energy - Mt. Vernon, LLC, a Delaware company (“Owner”), and Kiewit Energy Company, a Delaware corporation (“Contractor”) entered into an EPC Fixed Price Contract dated May 31, 2007 (the “Agreement”).

WHEREAS, Owner is an indirect wholly-owned subsidiary of Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Guarantor”); and

WHEREAS, Guarantor will derive direct and indirect benefit from Owner entering into the Agreement; and

WHEREAS, as a condition to Contractor’s entering into the Agreement Contractor requires that Guarantor execute this Parent Guaranty

NOW THEREFORE, Guarantor agrees as follows:

1.                          Guarantor irrevocably guarantees the full and timely performance by Owner of all its obligations, terms, provisions, conditions, and stipulations under the Agreement, as now or hereafter amended (the “Obligations”), and hereby undertakes that if Owner shall in any respect fail to pay, perform and observe all of the Obligations of the Agreement, Guarantor shall (i) pay or perform or have paid or performed all Obligations as required by the Agreement, without any requirement that Contractor first proceed against Owner, and (ii) reimburse Contractor for any expenses incurred in enforcing its rights under this Parent Guaranty against Guarantor, in each case upon five (5) business days following Guarantor’s receipt of written notice of Owner’s failure to pay or perform an Obligation, or an itemization of such expenses incurred. This Parent Guaranty constitutes a guarantee of payment when due and not of collection.

2.                          The obligations of Guarantor under this Parent Guaranty shall be primary, absolute and unconditional obligations of Guarantor, independent of the obligations of Owner, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim Guarantor may have against Owner. To the fullest extent permitted by applicable law this Parent Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by:

(a)                     any termination, amendment or modification of or deletion from or addition to or other change in the Agreement or any other instrument or agreement applicable to any of the parties to the Agreement;

(b)                    any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to Owner, Guarantor, Contractor or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(c)                     any merger or consolidation of Owner or Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of Owner or Guarantor to any other person;

(d)                    any change in the ownership of any interests of Owner or any change in the relationship between Owner and Guarantor, or any termination of such relationship;

(e)                     any failure of Owner to conform with any provision of the Agreement or any other agreement; or

(f)                       any failure or delay on the part of Contractor to enforce any right under the Agreement.

3.                          The Guarantor unconditionally waives, to the extent permitted by applicable law,

(a)                     notice of any of the matters referred to in Section 2;

(b)                    notice to Guarantor of any breach or default with respect to the Agreement or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of Contractor against the Guarantor;

(c)                     any requirement to exhaust any remedies;

(d)                    any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor.

4.                          This Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, to Contractor is rescinded, invalidated, declared to be fraudulent or preferential, or must otherwise be returned, refunded, repaid or restored by Contractor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Owner or Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Owner or any substantial part of its property, or otherwise, all as though such payments had not been made.

5.                          Guarantor agrees that any and all present and future debts or obligations of any nature whether arising in connection herewith or otherwise of Owner to Guarantor are subordinated to the claims of Contractor with respect to the Agreement. Guarantor agrees to be bound by any findings of fact or final award or judgment (rendered under arbitration or otherwise) made against Owner under the Agreement, or any settlement reached by Contractor and Owner.

6.                          The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties.

7.                          This Parent Guaranty shall be binding upon Guarantor and its successors and assigns.

8.                          This Parent Guaranty shall be governed by, and construed and interpreted in accordance with the law of the State of New York. Venue for any action to enforce this Parent Guaranty shall be in a court of competent jurisdiction in New York. Both parties to this Parent Guaranty waive all rights to a trial by jury in any action arising out of or relating to the Parent Guaranty.

9.                          This Parent Guaranty and the terms, covenants and conditions hereof shall be binding upon Guarantor and its successors and shall inure to the benefit of Contractor and its successors and assigns. Guarantor shall not be permitted to assign or transfer any of its rights or obligations under this Parent Guaranty, except pursuant to a merger or consolidation in which (i) Guarantor is the survivor, or (ii) the surviving entity, if not Guarantor, is organized under the laws of the United States or a state thereof and explicitly assumes all obligations of Guarantor under this Parent Guaranty.

10.                    Notwithstanding any other provision of this Parent Guaranty, Guarantor’s undertakings and obligations hereunder with respect to the Agreement are derivative of and not in excess of the Owner’s obligations under the Agreement and the Guarantor retains all rights, claims, defenses, and limitations of liability possessed by Owner under the terms of the Agreement or arising from the parties’ performance or failure to perform thereunder and shall be entitled to assert any contractual defenses that would have been available to the Owner under the Agreement, except that no defense previously raised by Owner which has been fully adjudicated, determined or settled in accordance with the terms of the Agreement may be raised by Guarantor, and no cure period previously used by Owner may be used or relied upon by Guarantor.

IN WITNESS WHEREOF, Guarantor has caused this Parent Guaranty to be signed in the name and on behalf of Guarantor by its authorized representative as of this             day of                 2007.

Aventine Renewable Energy Holdings. Inc.

By:	/s/ Ronald H. Miller

Name:	Ronald H. Miller

Title:	President & CEO